EXCLUSIVE PURCHASE AGREEMENT

This agreement is made the 24th day of August 2004 by and between:

International Equity Partners, SA a corporation incorporated pursuant to the laws of Mexico (hereinafter “IEP”)

OF THE FIRST PART

AND –

Transporter, Inc., a Nevada corporation (hereinafter “Transporter”)

OF THE SECOND PART

RECITALS

A.            IEP, a Mexican corporation is a company that is primarily engaged in identifying, marketing, promotion, development, finance and sales of technology worldwide.

B.            Transporter has developed a unique and economically competitive secured conference technology, and has the proprietary technology necessary for the construction and operation of these systems in a variety of sizes applicable to most regions of the world.

C.            IEP is willing to finance, directly or indirectly, the construction and trials of the technology and assign to Aero Marine Engine, Inc., and Aero Marine consents to this assignment.

D.            The Parties of this agreement wish to enter into a purchase and finance contract for the benefit of both Parties towards the continued development and mass commercialization of Transporter technology.

E.             This agreement is assignable to Aero Marine Engine, Inc., (hereinafter “Aero Marine”).

F.             All of the above recitals are hereby made an integral part of this Agreement and shall have substantive effect in interpreting the provisions of this Agreement

Terms and Conditions

WHEREAS, IEP represents that it possesses the skill, ability, and infrastructure to finance, promote, develop and market Transporter technology as defined herein in all countries of the world and where it is deemed to be to the mutual benefit for Transporter and IEP, to enter into this Agreement upon the terms and conditions set forth.

WHEREAS, Transporter represents that it is the sole owner of the said technology and intellectual property and Craig Della Penna and Daniel H. Werner have full authority to represent and sign on behalf of Transporter.

NOW, THEREFORE, in consideration for the mutual covenants and promises herein contained, the undersigned hereby agree to the following:

1.             Payment

a)             IEP will purchase all of the issued and outstanding stock of Transporter for $3,000,000.00, of which $100,000.00 will be paid in 60 days and $900,000.00 in intervals over 24 months pursuant to agreement of the parties.

b)            Craig Della Penna and Daniel H. Werner will receive one million shares in Aero Marine Engine, Inc. a Nevada corporation as part of the purchase price above.  The Aero Marine stock is guaranteed to be worth at least $2.00 per share at the time the restriction is removed.  To the extent that the value of the shares sold and retained are such that at the end of 2 years there is less than $2,000,000.00 in stock value, additional stock to make up the difference will be issued to Transporter.

c)  Craig Della Penna and Daniel H. Werner will receive a royalty on the Intellectual Property equal to 5% of all the gross sales exclusive of NATO military purchasers.

d)            Transporter will have control of design and production of its products and IEP, or its successor, will enter into an agreement with the principals of Transporter for a mutually approved operating and developing budget.  Pending that time, IEP or its successor, will provide the sum of $15,000.00 by September 10, 2004, and the sum of $85,000.00 by October 10, 2004, as a 60-day continuity budget.

e)             This is an exclusive purchase and finance agreement for the technology and its modifications and improvements.

f)             Upon the acquisition of IEP rights, Aero Marine shall undertake to work jointly and diligently for the greatest good and profitability of Transporter and the Aero Marine.

g)            IEP and the Aero Marine are granted the right to seek contracts in all areas and applications of the technology of Transporter.

2.             Intellectual Property

IEP has been informed by Transporter and IEP hereby acknowledges that Transporter is the sole owner of the proprietary technology, new patents in progress, including the trade name rights, names, marks and graphic designs (collectively, the “Intellectual Property”), the products, technology and  process of which are valuable assets of Transporter.  IEP further acknowledges that such Intellectual Property shall transfer ownership and control from Transporter and that the Aero Marine shall acquire all rights, titles, or interests in the Intellectual Property.

3.             Confidentiality: Non-disclosure

a)             The Parties will not at any time, or in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever, any information of any kind, nature or description concerning any matters affecting or relating to the business of the other Party, including without limiting the generality of foregoing the names of any of its customers, the prices it obtains or has obtained or at which it sells or has sold its products or at which it buys or has bought materials, components or other supplies, the methods or processes of production or manufacture of its products or any other information of, about, or concerning the business of the other Party, its relations with its employees, and its manner of operation, its plans, or other data of any kind, nature or description, the Parties hereby stipulating that as between them the same are important material, confidential and are trade secrets and gravely affect the effective and successful conduct of the business of the other Party and its goodwill, and that any breach of the terms of this section is a material breach hereof.

b)            During and after the Term of this Agreement, not to take, without the written consent of the other Party, any notes, reports, calculations, plans, models, sales data, papers, drawings, documents, contracts, customer and supplier lists, diaries, phone information, trade secrets, research data, production processes, product specifications, blueprints, correspondence, memoranda, or other written records or materials belonging to the other Party or in its possession.  Both Parties also covenant and warrant not to take any computer diskettes, magnetic tapes or other storage media in any tangible form containing such information.  Upon termination of this Agreement, each Party shall immediately deliver all the materials described in this paragraph to the other Party.

c)             Injunction: Each Party agrees that it would be difficult to measure the damage to the other Party from any breach by either Party of this section, and that monetary damages are an inadequate remedy for such breach.  Accordingly, each Party agrees that if the other Party shall breach the terms of this section, the non-breaching Party shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain such breach without showing or proving any actual damage sustained by the breaching Party.

4.             Termination

a)             Either Party may terminate this Agreement until all obligations, including financial, have been fulfilled, only after the occurrence of any of the following events, upon written notice to the other Party allowing for twenty (20) days to cure the breach:

i)              The other Party’s failure to perform any of its obligations secured by this Agreement.

ii)             IEP’s or Transporter’s falsification of any records or reports provided to each other;

iii)            IEP’s or Transporter’s failure to act in good faith and in a commercially reasonable manner in connection with its obligations under this Agreement;

iv)           IEP’s or Transporter’s loss through failure to renew or because of suspension, cancellation or revocation for a period of fifteen (15) days or more, of any federal, state, provincial or local license required by law and necessary in carrying out the provisions of this Agreement;

v)            By mutual consent of both Parties.

b)            In the event of termination, the Parties may still assert any other remedies against the other that they would have had in the event of a breach of this Agreement.

c)             After the expiration of this Agreement, or termination of this Agreement in accordance with Section 6, neither Party shall have any other rights or obligations in respect of each other except that any such explanation or termination shall be without prejudice to the rights and obligations of the Parties in respect to the plants constructed prior to termination.

5.             Binding Effect

Except as otherwise expressly provided in this Agreement, the Agreement shall be binding upon and shall inure to the benefit of the Parties to the Agreement and their heirs, personal representatives, successors and assigns.  Each Party to this Agreement covenants that he will execute such reasonable documents and perform such reasonable acts as may be required from time to time to carry out the terms and conditions of this Agreement.

6.             Governing Law

This Agreement shall be governed by and interpreted by the laws of Oregon.

7.             Notices

All notices provided for by this Agreement shall be made in writing by delivering personally or by mailing of such notice to the parties hereon, registered or certified mail, postage prepaid, at the following addresses or at such other addresses designated in writing by one Party to the other:

If to Transporter:                      Craig Della Penna and Daniel H. Werner
                                                14054 SE Summerfield Loop
                                                Clackamas, OR 97015

If to IEP:                                 Mr. Samuel Higgins
                                               Al Diego Rivera, #2532
                                               Col Rio Tijuana Zona Urbana 1 AE
                                               Tijuana, Baja Cal. Mexico CP 22320

8.             Attorney’s Fees

In the event an action shall be brought by any party hereto to enforce the terms referred to in this Agreement, or any controversy arising therefrom, the prevailing Party in each suit shall be entitled to the payment of reasonable attorney’s fees and costs, including travel, which shall be fixed by the court or the arbitrator.

9.             Remedies

The Parties hereto agree and acknowledge that the obligations of the Parties described in this Agreement herein are of a unique and special nature and that the aggrieved Party will not have an adequate remedy at law in the event of failure of a Party to abide by such terms and conditions nor will money damages adequately compensate for such injury.  It is therefore, agreed between the Parties that for any violation by the other Party of the terms and conditions of this Agreement, a restraining order or an injunction may be issued or a decree of specific performance be ordered by court of equity, in addition to any other right or remedies which the Parties may have at law.

10.          Subject Headings

The subject headings of the paragraphs and subparagraphs of this Agreement are included solely for the purpose of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

11.          Amendments

No supplemental, modification or amendment of this Agreement shall be binding unless executed by the Parties hereto.

12.          Entire Agreement and Waiver

This Agreement contains the entire Agreement between the Parties hereto, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the Parties relating to the subject matter hereof.  There are not other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement.  There are no representations, covenants or conditions, expressed or implied, whether by statute or otherwise, other than as set forth herein by any party hereto.  No supplement, modification or termination of any term or condition shall be binding unless executed in writing by the Parties to be bound thereby.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the Party making the waiver.

13.          Representation of Authority to Execute Agreement

Each Party to this Agreement represents that it has full power and authority to execute this Agreement and that the execution of this Agreement is not contrary to any existing security agreement or obligation of the undersigned.

14.          Copies

This Agreement may be executed under one or more copies, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile copy shall deemed as an original with full strength and legally binding.

15.          Additional Documents

Both Parties agree to execute any additional documents or agreements contemplated by this Agreement or required hereunder.

16.          Time is of the Essence

Time is of the essence in this agreement.

17.          Review by Attorney

                Transporter’s acceptance is subject to review by their attorney.

IN WITNESS WHEREOF, the Parties hereto have entered into and caused this Agreement to be executed by persons duly authorized

Transporter                                                                          International Equity Partners, SA

By/s/ Craig Della Penna                                                         By/s/Samuel J. Higgins
         Craig Della Penna                                                                 Samuel J. Higgins

Dated: August 24, 2004                                                          Dated: August 24, 2004

Transporter                                                                          Aero Marine Engine, Inc.

By:/s/Daniel H, Werner                                                         By:/s/Benjamin Langford
        Daniel H. Werner                                                                  Benjamin Langford

Dated:  August 24, 2004                                                        Dated: August 24, 2004